Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO PHARMACEUTICALS REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS AND INCREASES FULL-YEAR

FINANCIAL GUIDANCE

•	Total revenues increase 14 percent versus prior year

•	Third quarter reported diluted EPS of $0.42; adjusted third quarter diluted EPS of $0.63

•	Raising revenue full-year guidance to a range of $1.440 billion to $1.465 billion

•	Full-year Reported (GAAP) diluted EPS now expected within a range of $1.41 to $1.47; Adjusted diluted EPS guidance range raised to $2.67 to $2.73

CHADDS FORD, Pa., October 29, 2009 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported financial results for the third quarter of 2009.

Total revenues during the third quarter of 2009 increased 14 percent to $361 million compared with $317 million in the third quarter of 2008. Net income for the three months ended September 30, 2009 was $49 million, compared with $66 million in the comparable 2008 period. As detailed in the supplemental financial information below, adjusted net income for the three months ended September 30, 2009 was $74 million, compared with $79 million in the same period in 2008. Reported diluted earnings per share for the three months ended September 30, 2009 were $0.42 compared with $0.55 in the third quarter of 2008. Adjusted diluted earnings per share for the three months ended September 30, 2009 were $0.63, compared with $0.66 in the same period in 2008.

Total revenues for the nine months ended September 30, 2009 were $1.07 billion, compared with $913 million in the comparable 2008 period. Reported diluted earnings per share for the nine months ended September 30, 2009 were $1.01 compared with $1.45 in the comparable period of 2008. Adjusted diluted earnings per share for the nine months ended September 30, 2009 were $2.04, compared with $1.74 in the same period in 2008.

	Third Quarter			Year-to-Date
($ in thousands, except per share amounts)	2009	2008	Change	2009	2008	Change
Total Revenues	$361,027	$316,768	14%	$1,069,435	$913,200	17%
Reported Net Income	49,422	65,994	(25)%	118,488	182,650	(35)%
Reported Diluted EPS	0.42	0.55	(24)%	1.01	1.45	(30)%
Adjusted Income	74,251	78,724	(6)%	239,141	219,638	9%
Adjusted Diluted EPS	$0.63	$0.66	(5)%	$2.04	$1.74	17%

“This is an exciting time for Endo Pharmaceuticals,” said Dave Holveck, president and CEO of Endo. “Our core business continues to exceed our expectations; we have successfully launched ValstarTM for bladder cancer this quarter, and we are planning for the launch of our long-acting injectable testosterone product, which will now be called AveedTM. We believe our third quarter performance, in conjunction with a solid outlook for the remainder of the year, warrants an increase in our revenue and earnings guidance. And we continue to actively pursue business development opportunities that will further diversify our top line in the years ahead.”

2009 Financial Guidance

The company is raising guidance for 2009 annual total revenues and adjusted diluted earnings per share. The company now estimates total revenues to be between $1.440 billion and $1.465 billion. The company also now estimates reported (GAAP) diluted earnings per share to be between $1.41 and $1.47, and this EPS increase is primarily due to changes in the fair value of contingent consideration associated with the Indevus transaction partially offset by the addition of milestone payments associated with the company’s recent deal with ProStrakan to in-license FORTESTATM. Adjusted diluted earnings per share are now estimated to be between $2.67 and $2.73. The company’s reported (GAAP) EPS guidance does not include any estimates for potential future changes in the fair value of contingent consideration or for potential new business development transactions. These items could have a significant impact on the actual reported diluted earnings per share in the future. A reconciliation of GAAP to non-GAAP calculations is attached to this press release.

Third Quarter Highlights

On September 3, VALSTAR™ became commercially available for the treatment of a distinct form of bladder cancer. VALSTAR represents a new treatment option for patients who may otherwise have exhausted all other FDA-approved treatment alternatives.

On September 24, Endo announced the final results of a cash tender offer by one of its wholly owned subsidiaries, for any and all outstanding Ledgemont PhaRMASM Secured 16% Notes. This offer resulted in Endo’s acquiring $48 million of the $105 million aggregate principal amount that was outstanding and reflects the company’s ongoing efforts to manage its capital structure.

Selected Product Review

PAIN PRODUCTS

LIDODERM®: For the quarter ended September 30, 2009, net sales of LIDODERM were $193 million comparable to $194 million in the same period a year ago. For the nine months ended September 30, 2009, net sales of LIDODERM were flat at $560 million compared with $560 million in the same period a year ago.

OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 42 percent to $59 million for the third quarter 2009 compared with $41 million in the same period a year ago. For the nine months ended September 30, 2009, combined net sales for the OPANA franchise increased 30 percent to $167 million compared with $128 million in the same period a year ago.

FROVA®: Net sales of FROVA were $15 million for the three months ended September 30, 2009 compared with $14 million for the same period in 2008. Net sales of FROVA were $42 million for the nine months ended September 30, 2009 compared with $41 million for the same period in 2008.

Voltaren® Gel: Net sales of Voltaren Gel were $20 million for the three months ended September 30, 2009 compared with $10 million for the same period in 2008. Net sales of Voltaren Gel were $57 million for the nine months ended September 30, 2009 compared with $11 million for the same period in 2008.

ONCOLOGY/ENDOCRINOLOGY PRODUCTS

SUPPRELIN® LA: Net Sales of SUPPRELIN LA for the third quarter were $8 million. For the period from the acquisition date of Indevus until September 30, 2009, net sales of SUPPRELIN LA were $18 million.

VANTAS®: Net Sales of VANTAS for the third quarter were $6 million. For the period from the acquisition date of Indevus until September 30, 2009, net sales of VANTAS were $14 million.

OTHER BRANDED PRODUCTS

For the third quarter of 2009, net sales of other branded products were $4 million compared with $3 million in the same period in 2008. For the nine months ended September 30, 2009, net sales of other branded products were $12 million compared with $8 million in the same period in 2008.

GENERIC AND NON-PROMOTED PRODUCTS

For the third quarter of 2009, net sales from the company’s generic products were $23 million compared with $22 million in the same period in 2008. Net sales of Percocet® were $31 million for the three months ended September 30, 2009, which is comparable to net sales of Percocet® in the same period in 2008. For the nine months ended September 30, 2009, net sales from the company’s generic products were $96 million compared with $68 million in the same period in 2008. During the first half of 2009, the company benefitted from a market dislocation in the supply for certain generic products. Market conditions have now essentially normalized for these products. Net sales of Percocet® were $96 million for the nine months ended September 30, 2009, comparable to $97 million in the same period in 2008.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 9:00 a.m. ET. Investors and other interested parties may call 800-798-2884 (domestic) or 617-614-6207 (international) and enter code 12555118. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from October 29 at 12:00 p.m. ET until 12:00 a.m. ET on November 4 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and enter code 66458151.

A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on November 4. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the three months ended September 30, 2009 and September 30, 2008 (Certain prior period amounts have been adjusted to reflect the retrospective adoption of FSP APB 14-1 and to conform to the current period presentation) (in thousands, except per share data):

Three Months Ended September 30, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted
Total Revenues	$361,027	$			$361,027
Costs and expenses:
Cost of revenues	97,307		(22,617	)(1)	74,690
Selling, general and administrative	139,922		(2,549	)(2)	137,373
Research and development	59,690		(30,718	)(3)	28,972
Acquisition-related items	(20,206)		20,206	(4)	—

Operating income	84,314		35,678		119,992
Interest expense, net	10,204		(3,730	)(5)	6,474
Other income, net	(5,219)		3,727	(6)	(1,492)

Income before income taxes	79,329		35,681		115,010
Income taxes	29,907		10,852	(7)	40,759

Net income	$49,422		$24,829		$74,251

Diluted earnings per share	$0.42				$0.63
Diluted weighted average shares	117,643				117,643

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $16,738 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $5,879.
(2)	To exclude certain separation payments.
(3)	To exclude upfront and milestone payments to partners.
(4)	To exclude Indevus transaction and separation costs of $2,484 as well as the impact, under purchase accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of ($22,690).
(5)	To exclude additional interest expense as a result of adopting FSP APB 14-1 of $3,958 and to exclude amortization of the premium on debt acquired from Indevus of ($228).
(6)	To exclude changes in fair value of financial instruments, net of ($298) as well as the gain on the extinguishment of a portion of the debt acquired from Indevus of $4,025.
(7)	To reflect the cash tax savings resulting from the Indevus acquisition as well as the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended September 30, 2008 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted
Total Revenues	$316,768	$			$316,768
Costs and expenses:
Cost of revenues	71,027		(8,878	)(1)	62,149
Selling, general and administrative	116,249		(3,583	)(2)	112,666
Research and development	22,165		(4,551	)(3)	17,614
Impairment of other intangibles	—		—		—

Operating income	107,327		17,012		124,339
Interest expense (income), net	1,401		(3,611	)(4)	(2,210)
Other expense, net	9		—		9

Income before income taxes	105,917		20,623		126,540
Income taxes	39,923		7,893	(5)	47,816

Net income	$65,994		$12,730		$78,724

Diluted earnings per share	$0.55				$0.66
Diluted weighted average shares	119,954				119,954

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products.
(2)	To exclude separation costs of $1,561, impairment of long lived assets of $1,482 and contract termination costs of $540.
(3)	To exclude contract termination costs.
(4)	To exclude additional interest expense as a result of adopting FSP APB 14-1.
(5)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the nine months ended September 30, 2009 and September 30, 2008 (Certain prior period amounts have been adjusted to reflect the retrospective adoption of FSP APB 14-1 and to conform to the current period presentation) (in thousands, except per share data):

Nine months Ended September 30, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted
Total Revenues	$1,069,435	$			$1,069,435
Costs and expenses:
Cost of revenues	275,385		(54,860	)(1)	220,525
Selling, general and administrative	389,520		(2,549	)(2)	386,971
Research and development	136,612		(61,120	)(3)	75,492
Acquisition-related items	41,222		(41,222	)(4)

Operating income	226,696		159,751		386,447
Interest expense, net	28,213		(10,699	)(5)	17,514
Other (income) expense, net	(5,629)		6,030	(6)	401

Income before income taxes	204,112		164,420		368,532
Income taxes	85,624		43,767	(7)	129,391

Net income	$118,488		$120,653		$239,141

Diluted earnings per share	$1.01				$2.04
Diluted weighted average shares	117,401				117,401

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $43,714 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $11,146.
(2)	To exclude certain separation payments.
(3)	To exclude upfront and milestone payments to partners.
(4)	To exclude Indevus transaction and separation costs of $37,982 as well as the impact, under purchase accounting, of a loss recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of $3,240.
(5)	To exclude additional interest expense as a result of adopting FSP APB 14-1 of $11,667 and to exclude the amortization of the premium on debt acquired from Indevus of ($968).
(6)	To exclude changes in fair value of financial instruments, net of $2,005 as well as a gain on the extinguishment of a portion of the debt acquired from Indevus of $4,025.
(7)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates.

Nine months Ended September 30, 2008 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted
Total Revenues	$913,200	$			$913,200

Costs and expenses:
Cost of revenues	190,554		(21,944	)(1)	168,610
Selling, general and administrative	357,775		(12,481	)(2)	345,294
Research and development	82,244		(10,491	)(3)	71,753
Impairment of other intangibles	8,083		(8,083	)(4)

Operating income	274,544		52,999		327,543

Interest income, net	(8,292)		(6,620	)(5)	(14,912)
Other income, net	(835)				(835)

Income before income taxes	283,671		59,619		343,290
Income taxes	101,021		22,631	(6)	123,652

Net income	$182,650		$36,988		$219,638

Diluted earnings per share	$1.45				$1.74
Diluted weighted average shares	126,012				126,012

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products.
(2)	To exclude separation costs of $10,459, impairment of long-lived assets of $1,482 and contract termination costs of $540.
(3)	To exclude upfront and milestone payments to partners of $2,000, separation costs of $825, impairment of long lived assets of $3,115 and contract termination costs of $4,551.
(4)	To exclude impairment of other intangibles.
(5)	To exclude additional interest expense as a result of adopting FSP APB 14-1.
(6)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance

	Year Ended December 31, 2009
Projected GAAP diluted income per common share	$1.41	to	$1.47
Upfront and milestone payments to partners	$0.62		$0.62
Amortization of commercial intangible assets and Indevus inventory step-up	$0.60		$0.60
Separation costs	$0.02		$0.02
Indevus transaction and separation costs and change in fair value of contingent consideration	$0.36		$0.36
Interest expense adjustment for APB 14-1 and the amortization of the premium on debt acquired from Indevus	$0.14		$0.14
Changes in fair value of financial instruments and gain on the extinguishment of a portion of the debt acquired from Indevus	$(0.06)		$(0.06)
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus acquisition	$(0.42)		$(0.42)
Diluted adjusted income per common share guidance	$2.67	to	$2.73

The company’s guidance is being issued based on certain assumptions including:

•	Adjusted effective tax rate of approximately 35% in 2009.
•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.
•	Includes all completed business development transactions as of September 30, 2009.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used to treat and manage pain, prostate cancer and the early onset of puberty in children, or central precocious puberty (CPP). Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; Percocet® and Percodan® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; Voltaren® Gel, which is owned and licensed by Novartis AG, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as those of the hands and the knees; VANTAS® for the palliative treatment of advanced prostate cancer; SUPPRELIN® LA for the treatment of early onset puberty in children; and VALSTAR™ for the treatment of BCG-refractory carcinoma in situ (CIS) of the urinary bladder in patients for whom immediate cystectomy would be associated with unacceptable medical risks. The company markets its branded pharmaceutical products to physicians in pain management, urology, endocrinology, oncology, neurology, surgery and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

(Tables Attached)

The following tables present Endo’s unaudited Total Revenues for the three months ended September 30, 2009 and September 30, 2008:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Three Months Ended September 30,
	2009	2008	Growth
LIDODERM®	$192,738	$194,138	(1)%
OPANA® ER and OPANA®	58,894	41,496	42%
PERCOCET®	30,690	31,371	(2)%
Voltaren® Gel	19,584	10,299	90%
FROVA®	15,000	14,306	5%
SUPPRELIN® LA	8,092	—	NM
VANTAS®	6,491	—	NM
Other Brands	3,927	2,748	43%

Total Brands	$335,416	$294,358	14%
Total Generics	$22,928	$22,410	2%
Total Royalty and Other Revenue	$2,683	$—	NM

Total Revenues	$361,027	$316,768	14%

The following tables present Endo’s unaudited Total Revenues for the nine months ended September 30, 2009 and September 30, 2008:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Nine months Ended September 30,
	2009	2008	Growth
LIDODERM®	$559,846	$559,712	0%
OPANA® ER and OPANA®	166,878	128,171	30%
PERCOCET®	96,394	96,553	(0)%
Voltaren® Gel	57,437	11,296	408%
FROVA®	42,479	41,247	3%
SUPPRELIN® LA	18,091	—	NM
VANTAS®	14,046	—	NM
Other Brands	12,196	8,031	52%

Total Brands	$967,367	$845,010	14%
Total Generics	$95,605	$68,190	40%
Total Royalty and Other Revenue	$6,463	$—	NM

Total Revenues	$1,069,435	$913,200	17%

The following table presents condensed consolidated cash flow data for the nine months ended September 30, 2009 and September 30, 2008:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Nine months Ended September 30,
	2009	2008
Net cash provided by operating activities	$219,015	$228,109
Net cash (used in) provided by investing activities	(425,449)	153,486
Net cash used in financing activities	(112,506)	(98,961)

Net (decrease) increase in cash and cash equivalents	$(318,940)	$282,634

Cash and cash equivalents, beginning of period	$775,693	$350,325
Cash and cash equivalents, end of period	$456,753	$632,959

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the possibility that the acquisition of Indevus is not complementary to Endo; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; competition in our industry, including for branded and generic products, and in connection with our acquisition of rights to assets, including intellectual property; government regulation of the pharmaceutical industry; our dependence on a small number of products and on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of controlled substances in many of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; our ability to successfully implement our in-licensing and acquisition strategy; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; the loss of branded product exclusivity periods and related intellectual property; and exposure to securities that are subject to market risk including auction-rate securities the market for which is currently illiquid; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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